Exhibit L-1

                                     FORM OF

                              MONEY POOL AGREEMENT

     This Money Pool Agreement (the "Agreement"), dated as of ------, 2000, is made and entered into by and among AGL Resources Inc. ("AGLR"), a Georgia corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), AGL Services Company ("AGL Services"), a Georgia corporation and a service company subsidiary of AGLR (in its role as administrator of the money pool and as a participant in the money pool), and each AGLR system company whose name appears on the signature pages hereof (each a "Party" and collectively, the "Parties").

                                   WITNESSETH:

     WHEREAS, the Parties desire to establish a money pool (the "Money Pool") to coordinate and provide for certain of their short-term cash and working capital requirements; and

     WHEREAS, the Parties that will participate in the Money Pool will from time to time have need to borrow funds on a short-term basis, and certain of the Parties will from time to time have funds available to loan on a short-term basis;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, the Parties hereto agree as follows:

                                    ARTICLE I

                              LOANS AND BORROWINGS

     Section 1.01 Loans to Money Pool.

     Each Party will determine each day, on the basis of cash flow projections and other relevant factors, in such Party's sole discretion, the amount of funds it has available to lend to the Money Pool, and will loan such funds to the Money Pool. The determination of whether a Party at any time has surplus funds to lend to the Money Pool or shall lend funds to the Money Pool will be made by such Party's chief financial officer or treasurer, or by a designee thereof, on the basis of cash flow projections and other relevant factors, in such Party's sole discretion. Each Party may withdraw any of its funds at any time upon notice to AGL Services as administrative agent of the Money Pool.

     Section 1.02 Rights to Borrow.

     Subject to the provisions of Section 1.04(c) of this Agreement, short-term borrowing needs of the Parties, with the exception of AGLR, will be met by funds in the Money Pool to the extent such funds are available. Each Party (other than AGLR) shall have the right to make short-term borrowings from the Money Pool from time to time, subject to the availability of funds and the limitations and conditions set forth herein and in the applicable orders of the Securities and Exchange Commission ("SEC"). Each Party (other than AGLR) may request loans from the Money Pool from time to time during the period from the date hereof until this

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Agreement is terminated by written agreement of the Parties; provided,  however, that the aggregate amount of all loans requested by any Party hereunder shall not exceed the applicable borrowing limits set forth in applicable orders of the SEC and other regulatory authorities, resolutions of such Party's Board of Directors, such Party's governing corporate documents, and agreements binding upon such Party. No loans through the Money Pool will be made to, and no borrowings through the Money Pool will be made by, AGLR.

     Section 1.03 Source of Funds.

     (a) Funds will be available through the Money Pool from the following sources for use by the Parties from time to time: (1) surplus funds in the treasuries of Parties, and (2) proceeds from bank borrowings and sales of commercial paper by Parties ("External Funds"), in each case to the extent permitted by applicable laws and regulatory orders. Funds will be made available from such sources in such order as AGL Services, as administrator of the Money Pool, may determine will result in a lower cost of borrowing to companies borrowing from the Money Pool, consistent with the individual borrowing needs and financial standing of the Parties providing funds to the Money Pool.

     (b) Borrowing Parties will borrow pro rata from each lending Party in the proportion that the total amount loaned by such lending Party bears to the total amount then loaned and available to be loaned through the Money Pool. On any day when more than one fund source (e.g., surplus treasury funds of AGLR and other Money Pool participants ("Internal Funds") and External Funds), with different rates of interest, is used to fund loans through the Money Pool, each borrowing Party will borrow pro rata from each fund source in the same proportion that the amount of funds provided by that fund source bears to the total amount of short-term funds that have been made available to the Money Pool.

     Section 1.04 Authorization.

     (a) Each loan shall be authorized by the lending Party's chief financial officer or treasurer, or by a designee thereof.

     (b) AGL Services, as administrator of the Money Pool, will provide each Party with periodic activity and cash accounting reports that include, among other things, reports of cash activity, the daily balance of loans outstanding and the calculation of interest charged.

     (c) All borrowings from the Money Pool shall be authorized by the borrowing Party's chief financial officer or treasurer, or by a designee thereof. No Party shall be required to effect a borrowing through the Money Pool if such Party determines that it can (and is authorized to) effect such borrowing at lower cost directly from banks or through the sale of its own commercial paper.

     Section 1.05 Interest.

     The daily outstanding balance of all loans to any Party shall accrue interest as follows:

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     (a) If only Internal  Funds comprise the daily  outstanding  balance of all loans outstanding during a calendar month, the interest rate applicable to such daily balances shall be the rate for high-grade unsecured 30-day commercial paper of major corporations sold through dealers as quoted in The Wall Street Journal (the "Average Composite").

     (b) If only External Funds comprise the daily outstanding balance of all loans outstanding during a calendar month, the interest rate applicable to such daily outstanding balance shall be the lender's cost for such External Funds or, if more than one Party had made available External Funds at any time during the month, the applicable interest rate shall be a composite rate, equal to the weighted average of the costs incurred by the respective Parties for such External Funds.

     (c) In cases where the daily outstanding balances of all loans outstanding at any time during the month include both Internal Funds and External Funds, the interest rate applicable to the daily outstanding balances for the month shall be equal to the weighted average of the (i) cost of all Internal Funds contributed by Parties, as determined pursuant to Section 1.05(a) of this Agreement, and (ii) the cost of all such External Funds, as determined pursuant to Section 1.05(b) of this Agreement.

     (d) The interest rate applicable to loans made by a Party to the Money Pool under Section 1.01 of this Agreement shall be the Average Composite as determined pursuant to Section 1.05(a) of this Agreement.

     Section 1.06 Certain Costs.

     The cost of compensating balances and fees paid to banks to maintain credit lines by Parties lending External Funds to the Money Pool shall initially be paid by the Party maintaining such line. A portion of such costs shall be retroactively allocated every month to the Parties borrowing such External Funds through the Money Pool in proportion to their respective daily outstanding borrowings of such External Funds.

     Section 1.07 Repayment.

     Each Party receiving a loan from the Money Pool hereunder shall repay the principal amount of such loan, together with all interest accrued thereon, on demand and in any event within 365 days of the date on which such loan was made. All loans made through the Money Pool may be prepaid by the borrower without premium or penalty.

     Section 1.08 Form of Loans to Parties.

     Loans to Parties from the Money Pool shall be made as open-account advances, pursuant to the terms of this agreement. A separate promissory note will not be required for each individual transaction. Instead, a promissory note evidencing the terms of the transactions shall be signed by the Parties to the transaction. Any such note shall: (a) be in substantially the form filed as Exhibit L-2 to AGLR's Form U-1 Application-Declaration (SEC File No. 70-9707);
(b) be dated as of the date of the initial borrowing; (c) mature on demand or on a date agreed by the Parties to the transaction, but in any event not later than one year from the date of the applicable borrowing; and (d) be repayable in whole at any time or in part from time to time, without premium or penalty.


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                                   ARTICLE II

                             OPERATION OF MONEY POOL

     Section 2.01 Operation.

     Operation of the Money Pool, including record keeping and coordination of loans, will be handled by AGL Services under the authority of the appropriate officers of the Parties. AGL Services shall be responsible for the determination of all applicable interest rates and charges to be applied to advances outstanding at any time hereunder, shall maintain records of all advances, interest charges and accruals and interest and principal payments for purposes hereof, and shall prepare periodic reports thereof for the Parties. AGL Services will administer the Money Pool on an "at cost" basis. Separate records shall be kept by AGL Services for the Money Pool established by this Agreement.

     Section 2.02 Investment of Surplus Funds in the Money Pool.

     Funds not required for Money Pool loans (with the exception of funds required to satisfy the Money Pool's liquidity requirements) will ordinarily be invested in one or more short-term investments, including (i) interest-bearing accounts with banks; (ii) obligations issued or guaranteed by the U.S. government and/or its agencies and instrumentalities, including obligations under repurchase agreements; (iii) obligations issued or guaranteed by any state or political subdivision thereof, provided that such obligations are rated not less than A by a nationally recognized rating agency; (iv) commercial paper rated not less than A-1 by S&P or P-1 by Moody's, or their equivalent by a nationally recognized rating agency; (v) money market funds; (vi) bank certificates of deposit; (vii) Eurodollar funds; and (viii) such other investments as are permitted by Section 9(c) of the Act and Rule 40 thereunder.

     Section 2.03 Allocation of Interest Income and Investment Earnings.

     The interest income and other investment income earned by the Money Pool on loans and investment of surplus funds will be allocated among the Parties in accordance with the proportion that each Party's funds in the Money Pool bears to the total amount of funds in the Money Pool and the cost of any External Funds provided to the Money Pool by such Party. Interest income and other investment income will be computed on a daily basis and settled once per month.

     Section 2.04 Event of Default.

     If any Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Party seeking to adjudicate it bankrupt or insolvent, then AGL Services, on behalf of the Money Pool, may, by notice to the Party, terminate the Money Pool's commitment to the Party and/or declare the principal amount then outstanding of, and the accrued interest on, the loans and all other amounts payable to the Money Pool by the Party hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Party.

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                                   ARTICLE III

                                  MISCELLANEOUS

     Section 3.01 Amendments.

     Any amendment to this Agreement must be adopted in writing executed by all Parties and subject to all applicable approvals by the SEC and any applicable state utility regulatory commission.

     Section 3.02 Legal Responsibility.

     Nothing herein contained shall render any Party liable for the obligations of any other Party hereunder and the rights, obligations and liabilities of the Parties are several in accordance with their respective obligations, and not joint.

     Section 3.03 Rules for Implementation.

     The Parties may develop a set of guidelines for implementing the provisions of this Agreement, provided that the guidelines are consistent with all of the provisions of this Agreement.

     Section 3.04 Governing Law.

     This Agreement shall be governed by and construed in accordance with, the laws of the State of Georgia.

     IN WITNESS WHEREOF, this Agreement. has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

AGL RESOURCES INC.

By:---------------------------------
      Name:
      Title:

AGL SERVICES COMPANY

By:---------------------------------
      Name:
      Title:

"-------------------------------------"

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      Name:
      Title:

"-------------------------------------"


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